Exhibit 99.1

3130 GATEWAY DRIVE / P.O. BOX 5625 NORCROSS, GA 30091-5625 1.855.IMMUCOR PHONE www.immucor.com WEB

FOR IMMEDIATE RELEASE
IMMUCOR CONTACT:	Michele Howard, Vice President of Corporate Development and Communications 770.441.2051

Immucor to Acquire the LIFECODES® Business from Hologic, Inc.
Combines best-in-class transfusion diagnostics and best-in-class transplantation diagnostics

NORCROSS, Ga., January 3, 2013 – Immucor, Inc., a global leader in providing automated instrument-reagent systems to the blood transfusion industry, today announced a definitive agreement to acquire the LIFECODES business, which includes a leading position in transplantation diagnostics, from Hologic, Inc. (NASDAQ: HOLX). Under the terms of the agreement, Immucor will purchase the outstanding shares of the LIFECODES business for $85 million in cash, plus an earn-out provision totaling $10 million in cash based on the achievement of certain financial targets in calendar 2013.

The addition of LIFECODES strengthens Immucor’s position in the global in vitro diagnostics market by creating a single source for transfusion and transplantation-related testing. The LIFECODES business is recognized as a worldwide leader in transplantation diagnostics, which represents a $400 million market that is growing at mid-to-high single digits.

“Everything we do at Immucor is about helping anyone who needs blood get the right blood safely. The LIFECODES business will extend our mission to organs and stem cells,” says William A. Hawkins, president and chief executive officer of Immucor. “The clear market advantage here is that customers anywhere in the world will have a single source for proven diagnostics that has a core competency in antigen typing and antibody screening and identification.”

Like Immucor, the LIFECODES business represents 30 years of specialty diagnostic innovation, including molecular methods, to better serve laboratories in the United States and internationally.  The LIFECODES business specializes in pre-transplant human leukocyte antigen (HLA) typing and screening to ensure the most compatible match between patient and donor, as well as post-transplant patient monitoring to aid in the identification of graft rejection. LIFECODES also offers other immune-monitoring products. LIFECODES previously was a part of the San Diego-based Gen-Probe Incorporated portfolio. Hologic acquired Gen-Probe in August 2012.

“We are excited to welcome LIFECODES to the Immucor team,” says Mr. Hawkins, “Hospital labs and blood banks rely on best-in-class technology and support to improve their operations, and achieve better healthcare outcomes. With the LIFECODES acquisition, Immucor will be well-positioned to help both transfusion centers and HLA labs anywhere in the world improve patient safety by ensuring the most compatible transfusion and transplantation.”

The transaction is subject to the satisfaction of customary closing conditions, including applicable regulatory approvals, and is expected to close in the first calendar quarter of 2013. For more information about LIFECODES, visit http://www.gen-probe.com/products-services.

Immucor Press Release

Financing and Advisors
Immucor expects to fund the transaction through a combination of debt and equity. Fully committed financing has been secured from Citi Global Markets, Inc. and JPMorgan Chase Bank, N.A.

Ropes and Gray LLP is representing Immucor in the transaction.

About Immucor
Founded in 1982, Immucor manufactures and sells a complete line of reagents and systems used by hospitals, reference laboratories, and donor centers to detect and identify certain properties of the cell and serum components of blood prior to transfusion. Immucor markets a complete family of products for all of its market segments, including two fully automated instruments for serology testing – NEO® and Echo® – and its BioArray™ molecular BeadChip™ offering, which is CE marked in Europe and available on a research use only basis in the U.S. Immucor is headquartered in Norcross, Georgia. For more information, visit http://www.immucor.com or call 1.855.IMMUCOR.

Cautionary Note Regarding Forward-Looking Statements
Certain statements contained in this communication contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical facts, including, among others, statements regarding the anticipated acquisition of the LIFECODES business are forward-looking statements. Those statements include statements regarding the intent, belief or current expectations of the Company and members of its management team, as well as the assumptions on which such statements are based, and generally are identified by the use of words such as "may," "will," "seeks," "anticipates," "believes," "estimates," "expects," "plans," "intends," "should" or similar expressions. Forward-looking statements are not guarantees of future events and involve risks and uncertainties that actual events may differ materially from those contemplated by such forward-looking statements. Many of these factors are beyond the Company’s ability to control or predict. Such factors include, but are not limited to, unexpected costs or liabilities, the result of the review of the proposed transaction by various regulatory agencies and any conditions imposed in connection with the consummation of the transaction, and the possibility that various closing conditions for the transaction may not be satisfied or waived.  Other factors that may cause actual results to differ materially include those set forth in the reports that the Company files from time to time with the SEC, including its annual report on Form 10-K for the year ended May 31, 2012. These forward-looking statements reflect the Company’s expectations as of the date hereof. The Company undertakes no obligation to update the information provided herein.

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